Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (File No. 333-34641) and Form S-8 (File No. 33-82282) of Miller Industries, Inc. of our report dated March 15, 2004, relating to the financial statements and financial statement schedule of Miller Industries, Inc., which appears in this Form 10-K.

/s/ Joseph Decosimo and Company, LLP

Chattanooga, Tennessee
March 26, 2004